Exhibit 99.1

For Immediate Release

Microsoft, Yahoo! Change Search Landscape

Global Deal Creates Better Choice for Consumers and Advertisers

SUNNYVALE, CA and REDMOND, WA — 29 July, 2009 — Yahoo! and Microsoft announced an agreement that will improve the Web search experience for users and advertisers, and deliver sustained innovation to the industry. In simple terms, Microsoft will now power Yahoo! search while Yahoo! will become the exclusive worldwide relationship sales force for both companies’ premium search advertisers.

For Web users and advertisers, this deal will accelerate the pace and breadth of innovation by combining both companies’ complementary strengths and search platforms into a market competitor with the scale to fuel sustained development in search and search advertising. Users will find what they care about faster and with more personal relevance. Microsoft’s competitive search platforms will lead to more value for advertisers, better results for web publishers, and increased innovation and efficiency across the Internet.

Under this agreement, Yahoo! will focus on its core business of providing consumers with great experiences with the world’s favorite online destinations and Web products.

“This agreement comes with boatloads of value for Yahoo!, our users, and the industry, and I believe it establishes the foundation for a new era of Internet innovation and development,” said Yahoo! Chief Executive Officer Carol Bartz. “Users will continue to experience search as a vital part of their Yahoo! experiences and will enjoy increased innovation thanks to the scale and resources this deal provides. Advertisers will also benefit from scale and enjoy greater ease of use and efficiencies working with a single platform and sales team for premium advertisers. Finally, this deal will help us increase our investments in priority areas in winning audience properties, display advertising capabilities and mobile experiences.”

Providing a viable alternative to advertisers, this deal will combine Yahoo! and Microsoft search marketplaces so that advertisers no longer have to rely on one company that dominates more than 70 percent of all search. With the addition of Yahoo!’s search volume, Microsoft will achieve the size and scale required to unleash competition and innovation in the market, for consumers as well as advertisers.

Microsoft Chief Executive Officer Steve Ballmer said the agreement will provide Microsoft’s search engine, Bing, the scale necessary to more effectively compete, attracting more users and advertisers, which in turn will lead to more relevant ads and search results.

“Through this agreement with Yahoo!, we will create more innovation in search, better value for advertisers and real consumer choice in a market currently dominated by a single company,” said Ballmer. “Success in search requires both innovation and scale. With our new Bing search platform, we’ve created breakthrough innovation and features. This agreement with Yahoo! will provide the scale we need to deliver even more rapid advances in relevancy and usefulness. Microsoft and Yahoo! know there’s so much more that search could be. This agreement gives us the scale and resources to create the future of search.”

“This deal fits the long-term strategic direction of Yahoo! to remain the world’s leading online media company and Carol Bartz has the full and unanimous support of the Yahoo! Board behind this deal,” said Roy Bostock, chairman, Yahoo! Inc. “This is a significant opportunity for us. Microsoft is an industry innovator in search and it is a great opportunity for us to focus our investments in other areas critical to our future.”

The key terms of the agreement are as follows:

•	The term of the agreement is 10 years;

•

Microsoft will acquire an exclusive 10 year license to Yahoo!’s core search technologies, and Microsoft will have the ability to integrate Yahoo! search technologies into its existing web search platforms;

•

Microsoft’s Bing will be the exclusive algorithmic search and paid search platform for Yahoo! sites. Yahoo! will continue to use its technology and data in other areas of its business such as enhancing display advertising technology;

•

Yahoo! will become the exclusive worldwide relationship sales force for both companies’ premium search advertisers. Self-serve advertising for both companies will be fulfilled by Microsoft’s AdCenter platform, and prices for all search ads will continue to be set by AdCenter’s automated auction process;

•	Each company will maintain its own separate display advertising business and sales force;

•	Yahoo! will innovate and “own” the user experience on Yahoo! properties, including the user experience for search, even though it will be powered by Microsoft technology;

•	Microsoft will compensate Yahoo! through a revenue sharing agreement on traffic generated on Yahoo!’s network of both owned and operated (O&O) and affiliate sites;

•	Microsoft will pay traffic acquisition costs (TAC) to Yahoo! at an initial rate of 88 percent of search revenue generated on Yahoo!’s O&O sites during the first five years of the agreement; and

•	Yahoo! will continue to syndicate its existing search affiliate partnerships.

•	Microsoft will guarantee Yahoo!’s O&O revenue per search (RPS) in each country for the first 18 months following initial implementation in that country;

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At full implementation (expected to occur within 24 months following regulatory approval), Yahoo! estimates, based on current levels of revenue and current operating expenses, that this agreement will provide a benefit to annual GAAP operating income of approximately $500 million and capital expenditure savings of approximately $200 million. Yahoo! also estimates that this agreement will provide a benefit to annual operating cash flow of approximately $275 million; and

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The agreement protects consumer privacy by limiting the data shared between the companies to the minimum necessary to operate and improve the combined search platform, and restricts the use of search data shared between the companies. The agreement maintains the industry-leading privacy practices that each company follows today.

The agreement does not cover each company’s web properties and products, email, instant messaging, display advertising, or any other aspect of the companies’ businesses. In those areas, the companies will continue to compete vigorously.

The transaction will be subject to regulatory review. The agreement entered into today anticipates that the parties will enter into more detailed definitive agreements prior to closing. Microsoft and Yahoo! expect the agreement to be closely reviewed by the industry and government regulators, and welcome questions. The companies are hopeful that closing can occur in early 2010.

The companies have established a website at http://www.choicevalueinnovation.com to provide consumers, advertisers and publishers with additional information about the benefits of the agreement.

Conference Call – 5:30 a.m. PDT, Wednesday, July 29

Yahoo! and Microsoft will host a conference call with Yahoo! CEO Carol Bartz and Microsoft CEO Steve Ballmer to discuss the agreement at 5:30 a.m. Pacific/8:30 a.m. Eastern Time today. To listen to the call, please dial 1-866-515-2908 in the U.S. and Canada; +1-617-399-5122 international, reservation number: 47968026. A live webcast of the call can be accessed through Yahoo!’s Investor Relations website at http://yhoo.client.shareholder.com/results.cfm. The companies have also established a website at http://www.choicevalueinnovation.com to provide consumers, advertisers and publishers with additional information about the benefits of the agreement. In addition, an archive of the webcast will be available through the same link. An audio replay of the call will be available for two weeks following the conference call by calling 1-888-286-8010 in the U.S. and Canada; +1-617-801-6888 international, reservation number: 91217610.

Non-GAAP Financial Measures

This release refers to operating cash flow (operating income before depreciation, amortization of intangible assets, and stock-based compensation expense, or OCF), which is a non-GAAP financial measure. The most comparable GAAP measure is income from operations. The estimated annual OCF benefit of $275 million included in this press release is the estimated annual benefit in income from operations of $500 million less approximately $225 million of estimated annual savings in depreciation, amortization and stock-based compensation expense.

About Yahoo!

Yahoo! Inc. is a leading global consumer brand and one of the most trafficked Internet destinations worldwide. Yahoo! is where millions of people go every day to see what is happening with the people and things that matter to them most. Yahoo! helps marketers reach that audience with its unique and compelling advertiser proposition. Yahoo! is headquartered in Sunnyvale, California. For more information, visit http://pressroom.yahoo.com or the company’s blog, Yodel Anecdotal at http://yodel.yahoo.com.

“Owned and Operated sites” refers to Yahoo!’s owned and operated online properties and services.

“Affiliate sites” refers to Yahoo!’s distribution network of third-party entities who have integrated Yahoo!’s advertising offerings into their websites or their other offerings.

This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!’s expected financial performance (including without limitation the quotations from management in this press release), as well as Yahoo!’s strategic and operational plans. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the expected financial and other benefits of the agreement with Microsoft may not be realized, including as a result of actions taken by United States or foreign regulatory authorities and the response or acceptance of the agreement by publishers, advertisers, users, and employees and Yahoo!’s strategic and business partners; the impact of management and organizational changes; the implementation and results of Yahoo!’s ongoing strategic and cost initiatives; Yahoo!’s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!’s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content, and distribution; and general economic conditions and changes in economic conditions; All information set forth in this press release and its attachments is as of July 29, 2009. Yahoo! does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. More information about potential factors that could affect the Company’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are on file with the SEC and available on the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo!’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which will be filed with the SEC in the third quarter of 2009.

This press release and its attachments also contain financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond Yahoo!’s control. There can be no assurance that the assumptions made in preparing the projected financial impact will prove accurate. Accordingly, actual results may differ materially from the projected financial impact. In addition, all projections exclude anticipated reinvestment by Yahoo! in its non-search business.

Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. For additional assistance, journalists and analysts may contact Microsoft’s Rapid Response Team or other appropriate contacts listed at http://www.microsoft.com/presspass/contactpr.mspx.

Microsoft Media Relations Contact:

Rapid Response Team, Waggener Edstrom Worldwide, +1 (503) 443-7070

Microsoft Investor Relations Contact:

Bill Koefoed, general manager, Investor Relations, +1 (425) 706-3703

Yahoo! Media Relations Contact:

Yahoo! Press and Industry Analyst hotline, +1 (408) 349-4040

Yahoo! Investor Relations Contact:

Cathy LaRocca, senior manager, Investor Relations, +1 (408) 349-5188

Yahoo! Inc.

Supplemental Information Regarding Projected Incremental Impact of Microsoft Search Agreement

(in thousands)

Gross profit[1]	$(150,000)

Operating expenses[2]	$650,000

Income from operations	$500,000

Depreciation, amortization and stock based compensation expense	$(225,000)

Operating income before depreciation, amortization, and stock-based compensation expense (or operating cash flow)	$275,000

[1]

Gross profit impact consists of increased revenue net of Microsoft’s share of Yahoo!’s search revenue. The increased revenue is attributable to the scale resulting from the combination of the Yahoo! and Microsoft search marketplaces.

[2]	Operating expenses impact represents savings from reductions in spending on Yahoo!’s search technology.

Note: All estimates represent the projected annual financial impact of the agreement following its full implementation, which is expected to occur within 24 months of regulatory approval, and are based on Yahoo!’s current levels of revenues and operating expenses. In addition, all projections exclude anticipated reinvestment by Yahoo! in its non-search business. The projections are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond Yahoo!’s control. There can be no assurance that the assumptions made in preparing the projected financial impact will prove accurate. Accordingly, actual results may differ materially from the projected financial impact.